Exhibit 99.1

News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website:	www.GoodyearNewsRoom.com

MEDIA CONTACT:	Tricia Ingraham
330-796-8517
ANALYST CONTACT:	Barb Gould
330-796-8576

FOR IMMEDIATE RELEASE

Goodyear Reports Record Sales in 2006 First Quarter
•	Net income up 9 percent to $74 million, 37 cents per share
•	Segment operating income of $311 million
•	First quarter sales records in North America, Latin America, Asia Pacific Tire
     AKRON, Ohio, May 4, 2006 — The Goodyear Tire & Rubber Company today reported record first quarter sales of $4.9 billion, reflecting a 2 percent increase compared to the 2005 period.
     Sales increased due to higher pricing and a more-favorable product mix, largely in the company’s North American Tire business. The impact of currency translation reduced sales by approximately $74 million. The year-ago quarter included approximately $79 million in sales from businesses divested during 2005.
     Goodyear reported net income of $74 million (37 cents per share), a 9 percent increase compared to $68 million (35 cents per share) in the first quarter of 2005. All per share amounts are diluted.
     “Sales increases were driven by strong revenue per tire growth of 7 percent as we focus our efforts on the high performance, profitable segments of the tire market,” said Robert J. Keegan, chairman and chief executive officer.
     “The execution of our key strategies is delivering solid results despite a more difficult environment and a tough year-ago comparison,” he added.
     The 2006 quarter benefited from after-tax items including favorable settlements with certain raw material suppliers of $32 million (15 cents per share), a pension plan change in Latin America of $13 million (6 cents per share), and income of $10 million (5 cents per share) from a Latin American legal settlement. Negatively impacting the quarter was an after-tax charge of $30 million (15 cents per share) for restructuring.
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     In addition, Goodyear recognized total after-tax expenses of $6 million (3 cents per share) for stock options and grants of other stock based incentive awards during the first quarter.
     The prior-year quarter included net income of $9 million (4 cents per share) from businesses divested during 2005.
     See the table at the end of this release for a list of significant items from the 2006 and 2005 quarters.
Business Segments
     Total segment operating income was $311 million, a 7 percent increase compared to $292 million in the 2005 period. Segment operating income benefited from higher selling prices and improved product mix of $166 million, as well as favorable settlements with certain suppliers and a pension plan change in Latin America. Higher raw material costs of approximately $185 million had a negative impact on the quarter. Three of Goodyear’s business units achieved record first quarter sales.
     See the note at the end of this release for further explanation and a reconciliation table.

North American Tire	First Quarter
(in millions)	2006	2005
Tire Units	23.7	25.4
Sales	$2,239	$2,138
Segment Operating Income (Loss)	43	11
Segment Operating Margin	1.9%	0.5%
     North American Tire sales were a first quarter record and 5 percent higher than 2005, driven primarily by favorable pricing and product mix and growth in other tire related businesses. These factors offset softer volume, especially in the private label replacement market.
     Segment operating income was positive for the eighth consecutive quarter. Pricing and product mix of $84 million and strong results from other tire-related businesses, along with favorable supplier settlements of $21 million, offset rising raw material costs, which were $74 million higher than the 2005 quarter.
     The 2005 results included approximately $79 million in sales and $11 million in segment operating income from the businesses sold during the year.
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European Union Tire	First Quarter
(in millions)	2006	2005
Tire Units	15.6	16.0
Sales	$1,134	$1,198
Segment Operating Income	72	107
Segment Operating Margin	6.3%	8.9%
     Sales declined 5 percent in the European Union Tire business compared to the first quarter of 2005, which was the strongest first quarter in the unit’s history. Price and product mix improvements were not enough to offset unfavorable currency translation of approximately $98 million and lower volume in the consumer replacement market.
     European Union Tire segment operating income declined as continued pricing and product mix improvements of $33 million did not fully offset higher raw material costs of approximately $42 million. The business received $6 million from favorable supplier settlements, but was also negatively affected by factors including higher manufacturing costs, lower volume and approximately $5 million of currency translation.

Eastern Europe, Middle East
and Africa Tire	First Quarter
(in millions)	2006	2005
Tire Units	4.6	4.8
Sales	$339	$340
Segment Operating Income	43	47
Segment Operating Margin	12.7%	13.8%
     Eastern Europe, Middle East and Africa Tire’s sales decreased slightly from 2005. Price and mix improved due to continued growth in high performance tires and premium brands, but this was countered by lower volume, primarily in replacement markets, and unfavorable currency translation of approximately $6 million.
     Segment operating income was down 9 percent in the quarter as higher raw material costs of approximately $13 million exceeded pricing and mix improvements of $8 million.

Latin American Tire	First Quarter
(in millions)	2006	2005
Tire Units	5.3	5.0
Sales	$396	$348
Segment Operating Income	102	87
Segment Operating Margin	25.8%	25.0%
     Latin American Tire’s sales were a first quarter record and increased 14 percent over 2005 as a result of higher original equipment volume and the favorable effect of currency translation of about $32 million.
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     Segment operating income increased 17 percent compared to the year-ago period due to positive currency translation of approximately $23 million, a gain from a pension plan change of $17 million and higher volume. Raw material costs increased by about $28 million compared to the 2005 quarter.

Asia Pacific Tire	First Quarter
(in millions)	2006	2005
Tire Units	4.8	4.7
Sales	$353	$341
Segment Operating Income	22	19
Segment Operating Margin	6.2%	5.6%
     Asia Pacific Tire sales were a first quarter record, and 4 percent higher than the 2005 period due to improved pricing, product mix and volume, which offset unfavorable currency translation of approximately $12 million.
     Segment operating income was a first quarter record, increasing 16 percent compared to 2005. Pricing and product mix improvements of $24 million offset approximately $17 million in higher raw material costs, as well as higher manufacturing costs. The business received $2 million from favorable settlements with certain suppliers.

Engineered Products	First Quarter
(in millions)	2006	2005
Sales	$395	$402
Segment Operating Income	29	21
Segment Operating Margin	7.3%	5.2%
     Engineered Products’ sales in 2006’s first quarter decreased mainly as a result of expected volume reductions in the military channel, which offset higher sales in the industrial and replacement channels. Favorable price and product mix, as well as currency translation of approximately $4 million, had a positive impact on sales.
     Segment operating income increased 38 percent compared to the 2005 period with price and product mix improvements of $11 million and $2 million in other income, including a pension plan change in Latin America. The business received $6 million from settlements with certain suppliers. Raw material costs increased about $11 million compared to the year-ago period.
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Conference Call
     Goodyear will hold an investor conference call on Thursday, May 4, at 11:30 a.m. EDT. Prior to the commencement of the call, the company will post the financial and other statistical information that will be presented on its investor relations Web site: investor.goodyear.com.
     Participating in the conference call with Keegan will be Richard J. Kramer, executive vice president and chief financial officer, and Darren R. Wells, senior vice president, business development and treasurer.
     Shareholders, members of the media, and other interested persons may access the conference call on the Web site or via telephone by calling (706) 634-5954 before 11:25 a.m. A taped replay of the conference call will be available at 2 p.m. by calling (706) 634-4556. Tomorrow, a podcast MP3 file will be available for download at the Web site. The call replay and MP3 will remain available on the Web site.
     Goodyear is the world’s largest tire company. The company manufactures tires, engineered rubber products and chemicals in more than 100 facilities in 29 countries around the world. Goodyear employs about 80,000 people worldwide.
Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements. There are a variety of factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, actions and initiatives taken by both current and potential competitors, increases in the prices paid for raw materials and energy, the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, potential adverse consequences of litigation involving the company, pension plan funding obligations, the company’s collective bargaining negotiations with the United Steelworkers as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.
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The Goodyear Tire & Rubber Company and Subsidiaries Consolidated Statement of Income
(In millions, except per share)

	First Quarter
	Ended March 31
	2006	2005
	(unaudited)
Net Sales	$4,856	$4,767
Cost of Goods Sold	3,899	3,819
Selling, Administrative and General Expense	678	686
Rationalizations	41	(8)
Interest Expense	103	102
Other (Income) and Expense	(28)	12
Minority Interest in Net Income of Subsidiaries	12	21

Income before Income Taxes	151	135
United States and Foreign Taxes on Income	77	67

Net Income	$74	$68

Net Income Per Share of Common Stock
— Basic	$0.42	$0.39

Average Shares Outstanding	177	176

Net Income Per Share of Common Stock
— Diluted	$0.37	$0.35

Average Shares Outstanding	207	208
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The Goodyear Tire & Rubber Company and Subsidiaries
Consolidated Balance Sheet
(In millions)

	March 31	Dec. 31
	2006	2005
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$1,585	$2,161
Restricted Cash	236	241
Accounts and Notes Receivable, less allowance — $126 ($130 in 2005)	3,452	3,158
Inventories
Raw Materials	631	639
Work in Process	149	137
Finished Products	2,363	2,086

	3,143	2,862

Prepaid Expenses and Other Current Assets	276	251

Total Current Assets	8,692	8,673
Goodwill	664	637
Intangible Assets	169	159
Deferred Income Tax	102	102
Deferred Pension Costs and Other Assets	867	860
Properties and Plants, Less Accumulated Depreciation — $7,866 ($7,729 in 2005)	5,204	5,179

Total Assets	$15,698	$15,610

Liabilities
Current Liabilities:
Accounts Payable — Trade	$1,983	$1,945
Compensation and Benefits	1,164	1,121
Other Current Liabilities	620	671
United States and Foreign Taxes	391	393
Notes Payable	220	216
Long Term Debt and Capital Leases Due Within One Year	568	448

Total Current Liabilities	4,946	4,794
Long Term Debt and Capital Leases	4,466	4,742
Compensation and Benefits	4,538	4,480
Deferred and Other Non Current Income Taxes	336	304
Other Long Term Liabilities	414	426
Minority Equity in Subsidiaries	805	791

Total Liabilities	15,505	15,537
Commitment and Contingent Liabilities

Shareholders’ Equity
Common Stock, Outstanding shares - 177 (177 in 2005) After Deducting 18 Treasury Shares (19 in 2005)	177	177
Capital Surplus	1,407	1,398
Retained Earnings	1,372	1,298
Accumulated Other Comprehensive Loss	(2,763)	(2,800)

Total Shareholders’ Equity	193	73

Total Liabilities and Shareholders’ Equity	$15,698	$15,610

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Non-GAAP Financial Measures
     This earnings release presents total segment operating income and net debt, each of which are important financial measures for the company but are not financial measures defined by GAAP.
     Total segment operating income is the sum of the individual strategic business unit’s segment operating income as determined in accordance with Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Management believes that total segment operating income is useful because it represents the aggregate value of income created by the company’s SBUs and excludes items not directly related to the SBUs for performance evaluation purposes. See the table below for the reconciliation of total segment operating income.
     Net debt is total debt (the sum of long term debt and capital leases, notes payable, and long-term debt and capital leases due within one year) minus cash and cash equivalents. Management believes net debt is an important measure of liquidity, which it uses as a tool to assess the company’s capital structure and measure its ability to meet its future debt obligations. Cash and cash equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. See the table below for the reconciliation of net debt.
Total Segment Operating Income Reconciliation Table
(In millions)

	First Quarter
	Ended March 31
	(unaudited)
	2006	2005
Total Segment Operating Income	$311	$292
Rationalizations and asset sales	(39)	21
Interest Expense	(103)	(102)
Foreign Currency Exchange	(1)	(6)
Minority Interest in Net Income of Subsidiaries	(12)	(21)
Financing fees and financial instruments	(10)	(26)
General and product liability — discontinued products	(5)	(12)
Latin American Legal Matter	15	—
Interest Income	20	14
Other	(25)	(25)

Income Before Income Taxes	$151	$135
US and Foreign taxes on income	77	67

Net Income	$74	$68

Net Debt Reconciliation Table
(In millions)

	March 31	Dec. 31
	2006	2005
Long Term Debt and Capital Leases	4,466	4,742
Notes Payable	220	216
Long Term Debt and Capital Leases Due Within One Year	568	448

Total debt	5,254	5,406
Less: Cash and Cash Equivalents	$1,585	$2,161

Net Debt	$3,669	$3,245

Change in Net Debt	$424

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First Quarter Significant Items (after tax)
2006
•	Favorable settlement with certain suppliers, $32 million (15 cents per share)
•	Gain from a pension plan change in Latin America, $13 million (6 cents per share)
•	Gain from a resolution of a legal matter in Latin America, $10 million (5 cents per share)
•	Rationalization charges, $30 million (15 cents per share)
•	Net charge related to general and product liability — discontinued, $5 million, (2 cents per share)
•	Expense of $6 million (3 cents per share) related to stock options and grants of other stock-based incentive awards
2005
•	Businesses divested during 2005, $79 million in sales and $9 million in net income (4 cents per share)
•	Reversals of rationalization charges, $7 million (3 cents per share)
•	Net charge related to general and product liability — discontinued, $12 million (6 cents per share)
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